First Amendment to Amended and Restated
Management and Investment
Advisory Agreement

      AMERICAN FIDELITY DUAL STRATEGY FUND, INC., a Delaware corporation (the "Fund"), and AMERICAN FIDELITY ASSURANCE COMPANY, an insurance corporation organized under the laws of the State of Oklahoma (the "Manager"), have entered into this First Amendment in connection with the Amended and Restated Management and Investment Advisory Agreement between the Fund and the Manager effective as of May 1, 2003 (the "Agreement"). The parties agree that, effective as of January 5, 2009, the Agreement is amended as set forth herein.

      1. Section 1 of the Agreement is replaced in its entirety with the following:

	 The Fund hereby employs the Manager as its investment advisor and manager, and the Manager hereby accepts such employment and agrees, subject to the supervision of the Fund's Board of Directors and for the period and on the terms set forth in this First Amendment, to render the services and assume the obligations set forth herein, for the compensation provided below.

      2. Section 2 of the Agreement is replaced in its entirety with the following:

         (a) The Manager shall provide (or arrange to be provided, at its own expense) a wide variety of services, including, but not limited to:

		(i) Portfolio security selection;

		(ii) Securities trading;

		(iii) Custody of fund assets;

		(iv) Daily valuation of the Fund's portfolio;

		(v) Shareholder servicing and transfer agency, including shareholder confirmations, record keeping and communications;

		(vi) Legal services;

		(vii) Regulatory and portfolio compliance;

		(viii) Financial reporting, including auditing services;

		(ix) Marketing and distribution;

		(x) Provide office space, business equipment, supplies and other business-related items;

		(xi) Compensate Fund personnel, officers and directors;

		(xii) Provide and maintain larceny and embezzlement bond, as required by the Investment Company Act of 1940; and

		(xiii) Provide to the Fund, its management and its Board of Directors such advice, recommendations and services that the Manager believes to be in the best interest of the Fund, including, but not limited to, the selection of the Fund's sub-advisors and other service providers.

          (b) Additionally, the Manager shall reimburse the Fund to the fullest extent necessary for costs and expenses incurred by the Fund in connection with one or more indemnification agreements between the Fund and any of its directors (each, a "Director Indemnification Agreement"). In this regard, the Manager agrees to reimburse the Fund for any damages, judgments, penalties, fines, losses, liabilities, settlement amounts, costs and expenses (including, without limitation, reasonable legal fees, costs and disbursements) (collectively, "Losses") incurred, suffered or expended by the Fund as a result of or in connection with a Director Indemnification Agreement, except that, no reimbursement shall be paid to the Fund for Losses incurred in violation of the terms of a Director Indemnification Agreement. As soon as practicable after receipt by the Fund of a claim for indemnification pursuant to a Director Indemnification Agreement, the Fund shall notify the Manager of the claim thereunder; however, failure by the Fund to notify the Manager will not relieve the Manager from any liability it may have to the Fund under this First Amendment or otherwise.

      3. Section 4 of the Agreement is replaced in its entirety with the following:

	 For the services to be rendered and the charges and expenses assumed and to be paid by the Manager, the Fund shall pay the Manager as a basic advisory and service fee at the close of each calendar month an amount equal to 0.00136988% (0.50% on an annual basis) of the current value of the Fund for each day of the valuation periods.

      4. References to the "Amended Agreement" in the Agreement shall mean the Agreement as modified by this First Amendment.

      5. To the extent that provisions of the Agreement and this First Amendment are in conflict, the terms of this First Amendment shall control. Except to the extent amended by this First Amendment, the Agreement shall remain unchanged and in full force and effect, and is hereby ratified and confirmed in all respects as amended hereby. Capitalized terms not defined in this First Amendment shall have the definition set forth in the Agreement.

      6. This First Amendment may be executed in one or more separate counterparts, each of which shall be deemed to be an original, and all of which taken together shall be deemed to constitute one and the same instrument.

[Signature Page Follows]

Dated as of the day and year first above written.


AMERICAN FIDELITY DUAL
STRATEGY FUND, INC.


By:  ___________________________
David R. Carpenter, President



AMERICAN FIDELITY
ASSURANCE COMPANY


By:_____________________________
Robert D. Brearton,
Executive Vice President








Execution Copy